AYCO SERIES TRUST

                     PLAN PURSUANT TO RULE 18f-3 UNDER THE
                         INVESTMENT COMPANY ACT OF 1940

     This Plan ("Plan") is adopted by the Ayco Series Trust ("Trust") pursuant to Rule 18f-3 ("Rule") under the Investment Company Act of 1940, as amended ("Act"), and sets forth the general characteristics of, and the general conditions under which the Trust may offer multiple classes of shares of its
current and hereafter created series (each a "Fund")1<F5>.   This Plan is
intended to allow the Trust to offer multiple classes of shares to the full extent and in the manner permitted by the Rule, subject to the requirements and conditions imposed by the Rule.

CLASS DESIGNATIONS

     Each Fund may from time to time issue one or more of the following classes of shares: Class A shares and Class B shares. Each of the two classes of shares will represent interests in the same portfolio of investments of the Fund and, except as described herein, shall have the same rights and obligations as the other class. Each class shall be subject to such investment minimums and other conditions of eligibility as are set forth in the Trust's then-current prospectus or statement of additional information ("Prospectus").

CLASS CHARACTERISTICS

     Class A shares will be offered at a public offering price that is equal to their net asset value ("NAV") without an initial sales charge or a contingent deferred sales charge ("CDSC").

     Class B shares will be offered at their NAV, without an initial sales charge or a CDSC, but may be subject to a fee imposed in accordance with Rule 12b-1 2<F6> under the Act ("Rule 12b-1 fees"), as described in the Prospectus.

     The Class A shares and Class B shares may subsequently be offered pursuant to an initial sales charge and/or CDSC (each of which may be subject to reduction or waiver) as permitted by the Act, and as described in the Prospectus.

1<F5> The Trust does not initially plan to offer multiple classes of its shares.

2<F6> As of the date of this Plan, the Trust has not adopted a Distribution Plan pursuant to Rule 12b-1 under the Act for either class of shares.

EXPENSE ALLOCATIONS

     Subject to the approval of a majority of the Trust's Board of Trustees, including a majority of the independent trustees, the following "Class Expenses" may, to the extent not required to be borne by the Manager, pursuant to the Trust's Investment Management Agreement, be allocated on a class-by-class basis:
(a) printing and postage expenses related to preparing and distributing materials such as shareholder reports, Prospectuses and proxy statements to current shareholders of a specific class; (b) SEC registration fees incurred with respect to a specific class; (c) (if any) foreign registration fees and expenses incurred with respect to a specific class; (d) the expenses of administrative personnel and services required to support shareholders of a specific class; (e) litigation and other legal expenses relating to a specific class; (f) Trustees' fees or expenses incurred as a result of issues relating to a specific class of shares; (g) accounting and consulting expenses relating to a specific class; (h) any fees imposed pursuant to a non-Rule 12b-1 shareholder services plan that relate to a specific class; and (i) any additional expenses, not including investment management fees, investment advisory fees, custodial fees or other expenses relating to the management of the Trust's assets, if such expenses are actually incurred in a different amount with respect to a class that are of a different kind or to a different degree than with respect to one or more other classes. The following expenses shall be allocated, to the extent practicable, on a class-by-class basis: Rule 12b-1 fees, if applicable, payable by the Trust to the distributor of the Trust's Class B shares.3<F7>

     All expenses not hereafter designated as Class Expenses will be allocated to each class on the basis of the net asset value of that class in relation to the net asset value of the Fund.

     However, notwithstanding the above, the Trust may allocate all expenses other than Class Expenses on the basis of the relative net assets (settled shares) of each class, as permitted by the Rule.

3<F7> As of the date of this Plan, the Trust has not adopted a Distribution Plan pursuant to Rule 12b-1 under the Act for either class of shares. Mercer Allied Company, L.P. serves as the distributor for the Trust's shares.

WAIVERS AND REIMBURSEMENTS

     The Manager or Distributor may choose to waive or reimburse Rule 12b-1 fees or any Class Expenses on a voluntary basis. Such waiver or reimbursement may be applicable to some or all of the classes and may be in different amounts for one or more classes.

INCOME, GAINS AND LOSSES

     Income and realized and unrealized capital gains and losses shall be allocated to each class on the basis of the NAV of that class in relation to the NAV of the Fund.

     The Fund may allocate income and realized and unrealized capital gains and losses to each share based on relative net assets (settled shares) of each class, as permitted by the Rule.

CONVERSION AND EXCHANGE

     The Class A shares and Class B shares shall not convert into another Class. Subsequent classes of shares (each a "Converting Class") may automatically convert into another class of shares ("Conversion Class"), subject to such terms as may be approved by the Trustees.

     In the event of any material increase in payments authorized under a Distribution Plan (or, if presented to shareholders, any material increase in payments authorized by a non-Rule 12b-1 shareholder services plan) applicable to any Conversion Class, existing Converting Class shares will not be permitted to convert into Conversion Class shares unless the Converting Class shareholders, voting separately as a class, approve the material increase in such payments. Pending approval of such increase, or if such increase is not approved, the Trustees shall take such action as is necessary to ensure that existing Converting Class shares are exchanged or converted into a new class of shares ("New Conversion Class") identical in all material respects to the Conversion Class shares as they existed prior to the implementation of the material increase in payments, no later than the time such shares were scheduled to convert to the Conversion Class shares. Converting Class shares sold after the implementation of the fee increase may convert into Conversion Class shares subject to the higher maximum payment, provided that the material features of the Conversion Class plan and the relationship of such plan to the Converting Class shares were disclosed in an effective registration statement.

EXCHANGE FEATURES

     Shares of each class generally will be permitted to be exchanged only for shares of a class with similar characteristics in another Fund, i.e., Class A shares may be exchanged for Class A shares of another Fund and Class B shares may be exchanged for Class B shares of another Fund. All exchange features applicable to each class will be described in the Prospectus.

DIVIDENDS

     Dividends paid by the Trust with respect to its Class A shares and Class B shares, to the extent any dividends are paid, will be calculated in the same manner, at the same time and will be in the same amount, except that any Rule 12b-1 fee payments relating to a class of shares will be borne exclusively by that class and any incremental transfer agency costs or, if applicable, Class Expenses relating to a class shall be borne exclusively by that class.

VOTING RIGHTS

     Each share of each Fund will entitle the shareholder of record to one vote. Each class of shares of the Fund will vote separately as a class with respect to any Distribution Plan, as defined herein, applicable to that class and on other matters for which class voting is required under applicable law. Class B shareholders will vote separately as a class to approve any material increase in payments authorized under a Distribution Plan applicable to Class B shares.

RESPONSIBILITIES OF THE TRUSTEES

     On an ongoing basis, the Trustees will monitor the Trust and each Fund for the existence of any material conflicts among the interests of the two classes of shares. The Trustees shall further monitor on an ongoing basis the use of waivers or reimbursement by the Manager and the Distributor of expenses to guard against cross-subsidization between classes. The Trustees, including a majority of the independent trustees, shall take such action as is reasonably necessary to eliminate any such conflict that may develop. If a conflict arises, the Manager and the Distributor at their own cost, will remedy such conflict up to and including establishing one or more new registered management investment companies.

REPORTS TO THE TRUSTEES

     The Manager and the Distributor will be responsible for reporting any potential or existing conflicts among the two classes of shares to the Trustees. In addition, the Trustees will receive quarterly and annual statements concerning expenditures complying with paragraph (b)(3)(ii) of Rule 12b-1, if applicable. In the statements, only expenditures properly attributable to the direct or indirect sale or servicing of a particular class of shares shall be used to justify any distribution fee charged to that class. The statements, including the allocations upon which they are based, will be subject to the review of the independent trustees in the exercise of their fiduciary duties.

AMENDMENTS

     The Plan may be amended from time to time in accordance with the provisions and requirements of the Rule.

Adopted this 28th day of November, 2000.